EXHIBIT 10.32
GLENWOOD CAPITAL, LLC

May 7, 2008

Stephen K. Onody
Chief Operating Officer
Amerex Group, Inc.
1105 N. Peoria Avenue
Tulsa, OK 74106

Dear Mr. Onody:

This letter confirms that Amerex Group, Inc. (the “Client”) has engaged Glenwood Capital, LLC (the “LLC”) to perform financial and other consulting services for the Client upon the terms set forth herein and in the attached Engagement Terms, incorporated herein by this reference, and sets forth the LLC’s duties, responsibilities, and the fee arrangement.

The LLC will provide only those financial and other consulting services expressly described in the attached Engagement Terms (the “Work”).  By its signature below, the Client authorizes the LLC to commence work for its domestic and, if applicable, international operations.  Any advice provided pursuant to our work will be oral, unless other arrangements are made to provide the Client with a written report.

We can begin our review upon receipt of the executed engagement letter and the indicated retainer. We will forward a Document Request under separate cover and appreciate receipt of the requested information as soon as possible.  The LLC assumes any information provided by the Client is accurate and complete in all material respects.  The LLC will not conduct an audit, but may or may not perform independent investigation of the accuracy or completeness of such data.

Upon completion of the engagement, the LLC will not be responsible for updating any of the work products that may result from changes in circumstances such as changes in accounting rules, market conditions, or conditions within the Client.  It is our company policy to destroy all documents related to this assignment one year following our final invoice.  The LLC, nevertheless, will welcome a new engagement to advise the Client of the effect of such changes on the LLC’s work product.

The services provided to the Client and the work product are for the sole use and benefit of the Client and may not be relied upon by any third party without the prior written consent of the LLC which may be withheld or conditioned in its sole discretion.

The fees for services rendered to perform the work are $37,500.00 per month, payable in advance by wire transfer (instructions are attached).  In addition, we require a retainer of $18,750, representing one-half of the monthly fee.  We will bill for our services on a monthly basis, with subsequent payments due on the monthly anniversary date of the execution of this agreement.  We will bill out of pocket expenses, on a bi-weekly basis, with payment due within five business days of billing.  We will offset our final billings against the retainer. Any excess retainer will be returned to you within ten days of completing the engagement.

7101 COLLEGE BLVD, SUITE 710 - OVERLAND PARK, KANSAS 66210 - (913) 652-9300 - (913) 652-9305 FAX

Mr. Stephen K. Onody
May 7,  2008

In addition to the monthly fees and expenses described above, the Client agrees to pay the LLC a contingent fee in the amount to be negotiated within twenty (20) business days of the execution of this agreement.  The contingent fee shall be billed upon completion of the engagement and shall be due within five (5) business days.

If the foregoing is in accordance with your understanding, please execute this letter in the space provide and return to the LLC.  The duplicate copy of this letter is for your files.

Thank you for this opportunity to be of service to you.

Very truly yours,

GLENWOOD CAPITAL, LLC

By: /s/ Randall D. Humphreys
Randall D. Humphreys, Manager

Attachment  - Amerex Group, Inc. - Engagement Terms

The foregoing meets with Amerex Group, Inc.’s approval, and the LLC is authorized to proceed with the services outlined.

Amerex Group, Inc.

By:  /s/ Nicholas J. Malino
Nicholas J. Malino, President and CEO

7101 COLLEGE BLVD, SUITE 710 - OVERLAND PARK, KANSAS 66210 - (913) 652-9300 - (913) 652-9305 FAX

Mr. Stephen K. Onody
May 7,  2008

Amerex Group, Inc.
Engagement Terms

These terms apply to the engagement described in any arrangement letter referencing them (and supersede any inconsistent terms) but shall also apply to any additional work the LLC is asked to perform on behalf of the client.

Confidentiality

Client shall at no time disclose any of LLC’s Work product and other confidential material, or its role in this engagement to any third party (except to a government agency or court if part of the scope of the Work, or pursuant to a subpoena but only after 10 days notice to the LLC or such shorter time as allowed by the issuer of the subpoena) without LLC’s prior written consent in each case.  Client’s use of the Work product shall in all events be restricted to the client’s internal use.

The LLC shall treat as confidential any information provided by the Client to the LLC which is marked confidential or which the LLC reasonably believes to be confidential, and shall not disclose such confidential information to any third party without Client’s consent except as required by law.  However, the LLC is not required to treat as confidential any confidential information which (a) is or becomes public knowledge without any act by the LLC; (b) is or becomes lawfully available to the LLC from a source other than the Client; or (c) is independently developed by the LLC without any reference to the confidential information.

Client Privileges: Use of Counsel

The parties acknowledge that certain documents and other communications involving and/or disclosed to or by the LLC may be subject to one or more claims of privilege by or on behalf of Client.  The Client is solely responsible for managing the recognition, establishment and maintenance of all such privileges.

Agreed Upon Scope of Work

LLC shall be obligated only for the Work or deliverables specified herein, and only for changes in such scope that are set forth in writing and duly executed by the parties hereto.  To the extent all relevant terms and conditions of an engagement are not fully provided, at the request of either party, the parties shall work diligently and in good faith to so provide.  Unless expressly provided herein, the LLC’s services shall not include the giving of testimony or appearing or participating in any discovery proceedings, administrative hearings, court proceedings, or in other legal or regulatory inquiries or proceedings.  It is understood that unless the Client or LLC otherwise agree in writing, the LLC shall have no responsibility to update any of the Work after its completion.

Indemnification

Client shall indemnify the LLC and its members and managers against all costs, fees, expenses, damages and liabilities (including defense costs) associated with any claim arising from or in any way relating to any services, Work product or deliverables provided by the LLC or otherwise related to this engagement, except to the extent attributable to the LLC’s fraud, gross negligence or willful misconduct.  Such indemnification shall also extend to any claims arising out of the disclosure of any information by Client to the LLC, as well as any claims whatsoever arising out of the engagement of the LLC by the Client. The terms of this paragraph shall apply regardless of the nature of any claim asserted (including those made under contract, by statute, or in negligence, tort or strict liability), and whether the same are asserted by the Client, the LLC or other third party.  Such terms shall also continue to apply after any termination of the agreement and during any dispute between the parties, but shall not apply to the gross negligence or willful misconduct of the LLC or its authorized agents in the performance of the Work.

7101 COLLEGE BLVD, SUITE 710 - OVERLAND PARK, KANSAS 66210 - (913) 652-9300 - (913) 652-9305 FAX

Mr. Stephen K. Onody
May 7,  2008

The Client acknowledges that the LLC is only providing consulting services, and is not providing any assurances or other guaranties to the Client that by contracting for the LLC’s consulting services the Client will benefit financially.  The Client also acknowledges that the LLC is basing its Work product and other services it provides to Client on information provided to the LLC by the Client.  The LLC is not undertaking any independent review or investigation as to the accuracy or completeness of the information provided to the LLC by the Client, and as such in no event shall the LLC be responsible for any loss or claim of the Client or any third party resulting from errors in the Work product or consulting services resulting from any incomplete or incorrect information provided to the LLC by the Client.  The Client expressly agrees to hold the LLC and its members and managers harmless from and against any and all claims, damages, loss or expenses (whether from the Client or any third party), including reasonable legal fees, which may arise as a result of any incomplete or incorrect information provided to the LLC by the Client.

Work Described

The LLC shall provide the following services and deliverables which constitute the Work:

1. Assessment of financial condition.

2. Assessment of the state of the business.

7101 COLLEGE BLVD, SUITE 710 - OVERLAND PARK, KANSAS 66210 - (913) 652-9300 - (913) 652-9305 FAX

Mr. Stephen K. Onody
May 7,  2008

Wire Instructions

  Glenwood Capital, LLC
Citizens Bank, NA
Overland Park, KS
ABA#: 101100566
Account #: 004006232

7101 COLLEGE BLVD, SUITE 710 - OVERLAND PARK, KANSAS 66210 - (913) 652-9300 - (913) 652-9305 FAX